Filed pursuant to Rule 433

Dated February 22, 2024

Issuer Free Writing Prospectus supplementing the

Preliminary Prospectus Supplement dated
February 21, 2024 and the

Prospectus dated February 22, 2022
Registration No. 333-262908

AbbVie Inc.

Pricing Term Sheet

$2,250,000,000 4.800% Senior Notes due 2027 (the “2027 Notes”)

$2,500,000,000 4.800% Senior Notes due 2029 (the “2029 Notes”)

$2,000,000,000 4.950% Senior Notes due 2031 (the “2031 Notes”)

$3,000,000,000 5.050% Senior Notes due 2034 (the “2034 Notes”)

$750,000,000 5.350% Senior Notes due 2044 (the “2044 Notes”)

$3,000,000,000 5.400% Senior Notes due 2054 (the “2054 Notes”)

$1,500,000,000 5.500% Senior Notes due 2064 (the “2064 Notes”)

Terms Applicable to Each Series of the Notes

Issuer:	AbbVie Inc.
Trade Date:	February 22, 2024
Settlement Date:	February 26, 2024 (T+2)
Ratings*	A3 (Stable) by Moody’s Investors Service, Inc. / A- (Stable) by Standard & Poor’s Ratings Group Inc.
Form of Offering:	SEC Registered (Registration No. 333-262908)
Joint Book-Running Managers:

Morgan Stanley & Co. LLC (All Notes)

J.P. Morgan Securities LLC (All Notes)

BofA Securities, Inc. (All Notes)

Citigroup Global Markets Inc. (All Notes)

Barclays Capital Inc. (2054 Notes, 2064 Notes)

BNP Paribas Securities Corp. (2044 Notes, 2054 Notes)

HSBC Securities (USA) Inc. (2027 Notes, 2034 Notes)

Deutsche Bank Securities Inc. (2034 Notes, 2044 Notes)

SG Americas Securities, LLC (2027 Notes, 2031 Notes)

Mizuho Securities USA LLC (2029 Notes, 2031 Notes)

Wells Fargo Securities, LLC (2029 Notes, 2064 Notes)

Co-Managers:

Barclays Capital Inc. (2027 Notes, 2029 Notes, 2031 Notes, 2034 Notes, 2044 Notes)

BNP Paribas Securities Corp. (2027 Notes, 2029 Notes, 2031 Notes, 2034 Notes, 2064 Notes)

HSBC Securities (USA) Inc. (2029 Notes, 2031 Notes, 2044 Notes, 2054 Notes, 2064 Notes)

Deutsche Bank Securities Inc. (2027 Notes, 2029 Notes, 2031 Notes, 2054 Notes, 2064 Notes)

SG Americas Securities, LLC (2029 Notes, 2034 Notes, 2044 Notes, 2054 Notes, 2064 Notes)

Mizuho Securities USA LLC (2027 Notes, 2034 Notes, 2044 Notes, 2054 Notes, 2064 Notes)

Wells Fargo Securities, LLC (2027 Notes, 2031 Notes, 2034 Notes, 2044 Notes, 2054 Notes)

MUFG Securities Americas Inc.

U.S. Bancorp Investments, Inc.

Lloyds Securities Inc.

Santander US Capital Markets LLC

TD Securities (USA) LLC

Siebert Williams Shank & Co., LLC

R. Seelaus & Co., LLC

CastleOak Securities, L.P.

Samuel A. Ramirez & Company, Inc.

Drexel Hamilton, LLC

Interest Payment Dates:	March 15 and September 15, commencing September 15, 2024
Day Count Convention:	30 / 360

Terms Applicable to 4.800% Senior Notes due 2027

Aggregate Principal Amount:	$2,250,000,000
Final Maturity Date:	March 15, 2027
Public Offering Price:	99.859%, plus accrued and unpaid interest, if any, from February 26, 2024
Benchmark Treasury:	4.125% due February 15, 2027
Benchmark Treasury Price and Yield:	98-31 / 4.499%
Spread to Benchmark Treasury:	T+35 bps
Coupon:	4.800%
Yield to Maturity:	4.849%
Make-Whole Call:	Make-whole call at T+10 bps
Par Call:	On or after February 15, 2027
CUSIP / ISIN:	00287YDR7 / US00287YDR71

Terms Applicable to 4.800% Senior Notes due 2029

Aggregate Principal Amount:	$2,500,000,000
Final Maturity Date:	March 15, 2029
Public Offering Price:	99.793%, plus accrued and unpaid interest, if any, from February 26, 2024
Benchmark Treasury:	4.000% due January 31, 2029
Benchmark Treasury Price and Yield:	98-15 ¼ / 4.346%
Spread to Benchmark Treasury:	T+50 bps
Coupon:	4.800%
Yield to Maturity:	4.846%
Make-Whole Call:	Make-whole call at T+10 bps
Par Call:	On or after February 15, 2029
CUSIP / ISIN:	00287YDS5 / US00287YDS54

Terms Applicable to 4.950% Senior Notes due 2031

Aggregate Principal Amount:	$2,000,000,000
Final Maturity Date:	March 15, 2031
Public Offering Price:	99.896%, plus accrued and unpaid interest, if any, from February 26, 2024
Benchmark Treasury:	4.000% due January 31, 2031
Benchmark Treasury Price and Yield:	97-26 ¼ / 4.367%
Spread to Benchmark Treasury:	T+60 bps
Coupon:	4.950%
Yield to Maturity:	4.967%
Make-Whole Call:	Make-whole call at T+10 bps
Par Call:	On or after January 15, 2031
CUSIP / ISIN:	00287YDT3 / US00287YDT38

Terms Applicable to 5.050% Senior Notes due 2034

Aggregate Principal Amount:	$3,000,000,000
Final Maturity Date:	March 15, 2034
Public Offering Price:	99.685%, plus accrued and unpaid interest, if any, from February 26, 2024
Benchmark Treasury:	4.000% due February 15, 2034
Benchmark Treasury Price and Yield:	97-08+ / 4.340%
Spread to Benchmark Treasury:	T+75 bps
Coupon:	5.050%
Yield to Maturity:	5.090%
Make-Whole Call:	Make-whole call at T+12.5 bps
Par Call:	On or after December 15, 2033
CUSIP / ISIN:	00287YDU0 / US00287YDU01

Terms Applicable to 5.350% Senior Notes due 2044

Aggregate Principal Amount:	$750,000,000
Final Maturity Date:	March 15, 2044
Public Offering Price:	99.862%, plus accrued and unpaid interest, if any, from February 26, 2024
Benchmark Treasury:	4.750% due November 15, 2043
Benchmark Treasury Price and Yield:	101-25 / 4.611%
Spread to Benchmark Treasury:	T+75 bps
Coupon:	5.350%
Yield to Maturity:	5.361%
Make-Whole Call:	Make-whole call at T+12.5 bps
Par Call:	On or after September 15, 2043
CUSIP / ISIN:	00287YDV8 / US00287YDV83

Terms Applicable to 5.400% Senior Notes due 2054

Aggregate Principal Amount:	$3,000,000,000
Final Maturity Date:	March 15, 2054
Public Offering Price:	99.657%, plus accrued and unpaid interest, if any, from February 26, 2024
Benchmark Treasury:	4.750% due November 15, 2053
Benchmark Treasury Price and Yield:	104-16+ / 4.473%
Spread to Benchmark Treasury:	T+95 bps
Coupon:	5.400%
Yield to Maturity:	5.423%
Make-Whole Call:	Make-whole call at T+15 bps
Par Call:	On or after September 15, 2053
CUSIP / ISIN:	00287YDW6 / US00287YDW66

Terms Applicable to 5.500% Senior Notes due 2064

Aggregate Principal Amount:	$1,500,000,000
Final Maturity Date:	March 15, 2064
Public Offering Price:	99.626%, plus accrued and unpaid interest, if any, from February 26, 2024
Benchmark Treasury:	4.750% due November 15, 2053
Benchmark Treasury Price and Yield:	104-16+ / 4.473%
Spread to Benchmark Treasury:	T+105 bps
Coupon:	5.500%
Yield to Maturity:	5.523%
Make-Whole Call:	Make-whole call at T+20 bps
Par Call:	On or after September 15, 2063
CUSIP / ISIN:	00287YDX4 / US00287YDX40

The Issuer has filed a registration statement (including a preliminary prospectus supplement and an accompanying prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents that the Issuer has filed with the SEC, including the preliminary prospectus supplement, for more complete information about the Issuer and this offering.  You may get these documents for free by visiting the SEC website at www.sec.gov.  Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus supplement and the accompanying prospectus if you request it by contacting Morgan Stanley & Co. LLC at 1-866-718-1649, J.P. Morgan Securities LLC collect at 1-212-834-4533, BofA Securities, Inc. at 1-800-294-1322 and Citigroup Global Markets Inc. at 1-800-831-9146.

The Issuer expects to deliver the Notes against payment for the Notes on or about February 26, 2024, which is the second business day following the date of the pricing of the Notes (‘‘T+2’’).

*These Issuer ratings are not a recommendation to buy, sell or hold the Notes offered hereby. The ratings may be subject to revision or withdrawal at any time by the relevant rating agency. Each of the Issuer ratings included herein should be evaluated independently of any other Issuer rating.

Terms used but not defined herein shall have the meanings ascribed thereto in the Issuer’s preliminary prospectus supplement, dated February 21, 2024, to the Issuer’s prospectus, dated February 22, 2022.

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